Exhibit 10.1

STRICTLY CONFIDENTIAL

Execution

December 21, 2020

Broad Street Principal Investments, L.L.C.
200 West Street

New York, New York 10282

Re:	MDC Partners Inc. (the “Company”) – Series 4 Convertible Preferred Shares

This letter agreement (this “Letter Agreement”) is made in reference to: (a) the articles of amendment designating the Series 4 convertible preference shares (the “Preferred Shares”) in the capital of the Company (the “Articles of Amendment”) filed by MDC Partners Inc. (the “Company”) on March 7, 2017 under the Canada Business Corporations Act (the “CBCA”) and (b) the securities purchase agreement between the Company and Broad Street Principal Investments, L.L.C. (the “Holder”) dated February 14, 2017 (the “SPA”). Capitalized terms used and not defined in this Letter Agreement shall have the meanings given to them in the Articles of Amendment.

1)	Subject only to:

a)	execution of the Transaction Agreement (the “Transaction Agreement”) by and among Stagwell Media LP, a Delaware limited partnership (“Stagwell”), the Company and certain other parties named therein, in substantially the form which, together with all material agreements and documents ancillary thereto, was provided to the Holder prior to entry into this Letter Agreement (the “Draft Transaction Agreement”),

b)	the final Transaction Agreement, together with all material agreements and documents ancillary thereto, remaining in substantially the form of the Draft Transaction Agreement, and the transactions contemplated thereby (the “Contemplated Stagwell Transaction”) being consummated in accordance with the terms, conditions and agreements set forth in the Transaction Agreement, without waiver, modification or amendment of any term, condition or agreement that has a material and adverse impact on the Holder; and

c)	the satisfaction of the Documentation Condition,

the Holder, in its capacity as the holder of all of the issued and outstanding Preferred Shares, hereby: (A) agrees to provide its consent to the Company’s entry into the Transaction Agreement and the consummation of the Contemplated Stagwell Transaction for all purposes pursuant to the Articles of Amendment and the SPA; (B) agrees that the Contemplated Stagwell Transaction shall be a “Fundamental Change” as defined in the SPA but the consummation of the Contemplated Stagwell Transaction shall not be a “Specified Event”, “Disposition Event” nor “Qualifying Transaction” for purposes of the SPA or the Articles of Amendment; (C) agrees that solely as it relates to the consummation of the Contemplated Stagwell Transaction there shall be no adjustment to the Base Liquidation Preference, or Conversion Price (other than as contemplated by the Term Sheet), (D) agrees that it shall, at any meeting of the shareholders of the Company, duly called for purposes of approving the Contemplated Stagwell Transaction, appear at such meeting in person or by proxy or otherwise cause the Preferred Shares to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all of the Preferred Shares in favor of the Contemplated Stagwell Transaction, and (E) waives and releases any and all rights of dissent or appraisal under the Delaware General Corporation Law in connection with the MDC Merger (as defined in the Transaction Agreement) (the foregoing (A) – (E), the “Consent and Waiver”).

2)	Each of the Company and the Holder shall and shall cause its respective Affiliates to, from time to time at the request of the other party hereto, furnish such other party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable to carry out the provisions of this Letter Agreement and give effect to the transactions contemplated hereby (the “Transactions”), including for the avoidance of doubt in the case of the Holder executing a form of formal shareholder consent setting forth the applicable terms of the Consent and Waiver.

3)	As consideration for the Consent and Waiver, the Company hereby agrees to the terms set forth in the term sheet attached as Exhibit A (the “Term Sheet”). The Holder’s obligation to provide the Consent and Waiver is subject to and conditioned upon the entry by the parties hereto into definitive documentation (“Definitive Documentation”) in form and substance reasonably satisfactory to each of the Holder and the Company setting forth the terms contained in the Term Sheet and no other material terms or conditions (the “Documentation Condition”). Each of the Company and the Holder agree to use best efforts to negotiate the Definitive Documentation in good faith and enter into such Definitive Documentation as promptly as practicable and in no event later than 30 days from the date hereof. The obligations set forth in the Definitive Documentation shall be subject to the satisfaction or waiver of the conditions to the consummation of the Contemplated Stagwell Transaction (such consummation, the “Closing”). The parties agree that if the Documentation Condition is not satisfied within 60 days of the date hereof, then, upon 10 days written notice from the Holder to the Company, by virtue of the failure to satisfy the Documentation Condition the Consent and Waiver (including, without limitation, with respect to the entry by the Company into the Transaction Agreement) shall be automatically revoked and shall be of no force and effect, and the Holder will have no obligation to provide the Consent and Waiver; provided that the foregoing shall not relieve the Holder of its obligation to use best efforts to negotiate the Definitive Documentation. The parties further agree that in the event that the Transaction Agreement includes terms, provisions, agreements or conditions that materially and disproportionately adversely affect the Holder relative to holders of other preferred securities of the Company in their capacity as such or otherwise materially and adversely affect the Holder in a manner that (a) is not addressed by the transactions contemplated by the Term Sheet (which for the avoidance of doubt, addresses the anticipated dilution of the Holder’s equity stake in the Company and the change of control transaction contemplated by the Contemplated Stagwell Transaction) or (b) is not described in the draft press release or the investor deck provided to the Holder prior to the execution hereof or (c) is not discussed in the board meeting of the Company at which a representative of the Holder was present prior to the execution hereof, then if the Holder notified the Company of such issue within five days following the date hereof, and the parties could not, in good faith, resolve such issue in mutual agreement within fifteen days following delivery of such notice by the Holder, the Holder shall be entitled to revoke the Consent and Waiver by delivering the Company a written notice to that effect at the end of such fifteen day period.

4)	Other than as set forth in the Term Sheet, all terms of the Preferred Shares as currently set forth in the Articles of Amendment and all of the terms of the SPA will remain in effect and will not otherwise be amended, including, without limitation, the rights of the Holder with respect to any “Fundamental Change” “Qualifying Transaction” or “Specified Event” that may occur after the date hereof (other than, in each case, the Contemplated Stagwell Transaction).

5)	The Company shall reimburse Holder’s reasonable, documented out-of-pocket costs and expenses (not to exceed $300,000) in connection with the execution, delivery and performance of this Letter Agreement, the Term Sheet and the Definitive Documentation.

6)	THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE, EXCEPT TO THE EXTENT THE LAWS OF THE PROVINCE OF ONTARIO ARE MANDATORILY APPLICABLE. All actions arising out of, relating to or in connection with this this Letter Agreement or any of the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (the “Chancery Court”) and any state appellate court therefrom within the State of Delaware (or if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom). Each of the Company and the Holder (i) irrevocably submits itself to the personal jurisdiction of the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any other state or federal court located in the State of Delaware and any appellate court therefrom with respect to any dispute arising out of, relating to or in connection with this Letter Agreement or any of the Transactions, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any action or proceeding arising out of, relating to or in connection with this Letter Agreement or any of the Transactions, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action or proceeding arising out of, relating to or in connection with this Letter Agreement or any of the Transactions is brought in an inconvenient forum, that the venue of the action or proceeding arising out of, relating to or in connection with this Letter Agreement or any of the Transactions is improper, or that this Letter Agreement or any of the Transactions may not be enforced in or by the above-named courts, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Letter Agreement or any of the Transactions in any court other than the courts of the State of Delaware, as described above, and (iv) agrees to service of process in the manner set forth in Section 6.02 of the SPA. Nothing in this paragraph shall prevent any party from bringing an action or proceeding in any jurisdiction to enforce any judgment of the Chancery Court or any other state or federal court located in the State of Delaware or any appellate court therefrom, as applicable.

7)	Each of the Company and the Holder agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would be not be an adequate remedy therefor. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Letter Agreement, the non-breaching party shall be entitled, prior to the valid termination of this Letter Agreement (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages), to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach, in each case, without the posting of any bond or other security

8)	This Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of electronic mail transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Letter Agreement shall inure to the benefit of, and be binding upon, the Company’s successors and assigns and the Holder’s successor and assigns and no other person; provided that neither party may assign its respective rights or delegate its respective obligations under this Letter Agreement, whether by operation of law or otherwise and any assignment by the Company or the Holder in contravention hereof shall be null and void; provided further that no transaction contemplated by the Transaction Agreement shall be deemed to be an assignment of the Company of its rights hereunder.

9)	If any provision of this Letter Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Letter Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Letter Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

10)	This Letter Agreement (including the exhibits hereto) constitutes the entire agreement, and supersede all other prior agreements and understandings (both written and oral), between the Company and the Holder with respect to the subject matter hereof.

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Very truly yours,

MDC Partners Inc.

By:	/s/ David Ross
Name: David Ross
Title: General Counsel & EVP, Strategy and Corporate Development

Acknowledged and agreed this 21st day of December, 2020.

Broad Street Principal Investments, L.L.C., as Holder

By:	/s/ Bradley Gross
Name: Bradley Gross
Title: Vice President

Exhibit A: Term Sheet

Redemption	The terms of the Preferred Shares will be amended to provide the Holder with a right to redeem, one day prior to Closing and upon at least 10 business days prior written notice provided by the Company to the Holder, up to $30,000,000 worth of its Preferred Shares subject to satisfaction of the conditions to Closing, for an aggregate price of $25,000,000 in consideration of a subordinated note or loan payable with a 3 year maturity and 8% interest per annum, accrued and compounded. The Company shall have the right to prepay all or portion of the unsecured subordinated note or loan, as applicable, at any time without penalty. The subordinated note or loan, as applicable, shall not be subject to transfer restrictions other than under applicable law. For avoidance of doubt, the remaining Preferred Shares not subject to the redemption above shall continue to remain outstanding.
Conversion Price	The Conversion Price of the Preferred Shares not subject to the redemption above, if any, will be reduced from U.S.$7.42 to U.S.$5.00.
Base Liquidation Preference	The Accretion Rate shall be 8.00% and from and after March 7, 2022 through March 14, 2024, the Accretion Rate shall be 6.00%, and from and after March 15, 2024, the Accretion Rate shall be 0% per annum and the Base Liquidation Preference per Convertible Preference Share will not increase during any period subsequent to March 14, 2024.
Company Board of Directors; Participation Rights	Sections 4.06 and 4.11 of the SPA will be amended to change the Minimum Ownership Threshold to be the ownership by the Holder of at least 50% of the number of Preferred Shares held by it immediately following the closing of the transactions set forth in the SPA, excluding the Preferred Shares subject to redemption as described under “Redemption” above.
Consent Right	Section 4.12 of the SPA will be amended to reduce the applicable percentage of aggregate voting power from 5% to 2%
Fundamental Change Definition	The definition of “Fundamental Change” in the Articles of Amendment will be amended to include (i) a take private of 100% of the Company by Stagwell and (ii) deregistration of the Company such that no class of Common Shares is listed on a nationally recognized U.S. exchange, or any similar transaction to (i) or (ii) materially and adversely impacting the liquidity of the Holder’s investment in the Company as compared to Holder’s liquidity immediately following consummation of the Contemplated Stagwell Transaction.
CBCA Statutory Protections	The terms under the new Certificate of Incorporation under Delaware law shall include: (i) any voting rights and protections the Holder would lose as a result of the re-domiciliation of the Company from the jurisdiction of the CBCA to that of the Delaware General Corporation Law, including, without limitation, the rights and protections provided under Section 176(1) of the CBCA, (ii) series vote on a per Preferred Share basis (not on an as converted basis) with respect to the rights and protections provided under Section 176(1) of the CBCA and including with respect to amendments effected through mergers or otherwise, and (iii) any other material voting rights or minority protections the Holder would lose as a result of the re-domiciliation of the Company from the jurisdiction of the CBCA to that of the Delaware General Corporation Law as determined by the parties negotiating in good faith.